Exhibit 23.2

Date : September 5, 2025

QMMM Holdings Limited，

Unit 1301, Block C,

Sea View Estate,

8 Watson Road Tin Hau,

Hong Kong

Re: consent letter

Ladies and Gentlemen,

We are a qualified law firm and lawyers in the People's Republic of China ("PRC"). and we have been engaged by QMMM Holdings Limited (the “Company”), to advise on certain legal matters related to the PRC laws and regulations.

We hereby consent to the use of this consent as an exhibit to the Registration Statement on Form F-3, as amended (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission. We further consent to the use of our name and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.

In giving such consent, we do not thereby admit that we fall within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

/s/ Guangdong Wesley Law Firm
Guangdong Wesley Law Firm